October 18, 2018

Oakley J. Gentry

201 Montauk Highway Suite 7

Westhampton Beach, NY 11978

Re: Offer to join the Board of Directors of New World Technologies, Inc., a Delaware Corporation.

Dear Oakley:

On behalf of New World Technologies, Inc. (the “Company”), we are extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). We believe that your skills, expertise and knowledge will prove very helpful to the Company’s progress.

In connection with your services as a member, we will recommend to the Board of Directors that you be granted 30,000 (Thirty Thousand) restricted shares of the Company’s common stock. We will recommend the said shares shall become vested quarterly over a period of one (1) year. Company hereby retains Member of the Board of Directors, and Member hereby agrees to (i) commit to attend meetings of the Company’s Board and (ii) commit to a minimum of five (5) hours per month that the Company may reasonably request. Member agrees to being available to participate in various telephonic conferences, meetings and discussions from time to time. Members relationship with the Company shall be that of an independent Board Member and not that of an employee. Accordingly, Member will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Member for taxes, which shall be solely Member’s responsibility. Member shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company.

In addition, you will be entitled to be reimbursed for reasonable, pre-approved expenses that may be incurred by you in connection with your services to the Company in accordance with the Company’s established policies.

Please note that this offer is contingent upon your qualification as an independent member under any applicable law(s) or rule(s). Also, please note that this offer and any granting of any common shares of the Company or reimbursements referenced in this offer letter are contingent upon approval of the Board of Directors and the Company’s stockholders. The term of this offer shall begin October 18, 2018, and is for one (1) year and subject to annual renewal.

Your service on the Board will be in accordance with, and subject to, the Company’s By-laws and Certificate of Incorporation, as such, and as may be amended from time to time. In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a member of the Board of the Company, (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties and (iii) that it is understood by you that certain confidential information of the Company may be obtained by you which makes you and all your employees, contractors, agents and any affiliates “Insiders” as defined by the US Securities and Exchange Commission (“SEC”) and shall be deemed “Insiders” and shall be obligated to guide yourself and themselves accordingly as such as prescribed by the SEC and all applicable laws, rules and regulations. Additionally, upon acceptance of this offer you acknowledge and agree to the use of your name, image and executive bio by the Company within the Company’s corporate documents or website.

This offer is considered confidential information and we trust that you will treat it as such. If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral, expressed or implied. This letter may not be modified or amended except by a written agreement, signed by a Director of the Company and by you.

We are looking forward to having you join us at the Company. We believe that your enthusiasm and past experiences will be an asset to the Company and that you will have a positive impact on the organization.

Sincerely,

Hank Tucker

By:
Name:	Hank Tucker
Title:	CEO/Chairman

Accepted and agreed to this
18th day of October, 2018

Oakley J. Gentry